EXHIBIT 99.1

December 14, 2007
FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

NOVEMBER 2007 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of November 30, 2007 served by J:COM’s 21 managed franchises reached 2.75 million, up 482,000, or 21.2% since November 30, 2006. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached 4.85 million, up 838,000 or 20.9% since November 30, 2006. The bundle ratio (average number of services received per subscribing household) including the Cable West Group is 1.76 as of November 30 2007; however, excluding the Cable West Group, the bundle ratio increased to 1.80 as of November 30, 2007 from 1.77 since November 30, 2006. The cable television digital migration rate as of November 30, 2007 increased to 66% from 49% as of November 30, 2006.

Details are provided in the table below:

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

	Revenue Generating Units					Total Subscribing Households
	Cable Television		High-Speed Internet Access	Telephony	RGU Total
As of November 30, 2007	2,261,800		1,242,800	1,352,100	4,856,700	2,753,900
	Digital:	1,483,200
As of November 30, 2006	1,875,800		1,009,000	1,133,900	4,018,700	2,271,900

Net year-over-year increase	386,000		233,800	218,200	838,000	482,000
Net increase as percentage	20.6%		23.2%	19.2%	20.9%	21.2%

Results for J:COM’s consolidated subsidiaries are noted below:

Total consolidated subsidiaries: 20 franchises; 40 systems:

	Revenue Generating Units					Total Subscribing Households
	Cable Television		High-Speed Internet Access	Telephony	RGU Total
As of November 30, 2007	2,175,400		1,200,100	1,294,300	4,669,800	2,641,200
	Digital:	1,431,800
As of November 30, 2006	1,789,300		969,100	1,081,000	3,839,400	2,162,700

Net year-over-year increase	386,100		231,000	213,300	830,400	478,500
Net increase as percentage	21.6%		23.8%	19.7%	21.6%	22.1%

About Jupiter Telecommunications Co.,Ltd.
Established in 1995, Jupiter Telecommunications Co., Ltd. is Japan’s largest multiple system operator (MSO or J:COM Company) and multiple channel operator (MCO or  Jupiter TV Company). J:COM Company provides cable television, high-speed Internet access, telephony and mobile services to customers through 21 managed franchises (as of November 30, 2007) operating at the local level serving approximately 2.75 million subscribing households (as of November 30, 2007) in the Sapporo, Kanto, Kansai, and Kyushu regions. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 9.94 million (of which Cable West Group has approximately 1.4 million as of November 30, 2007). Jupiter TV Company, formerly Jupiter TV Co., Ltd., which was recently merged with J:COM, invests in and operates 17 premium channels (including Channel Ginga) which are provided to CATV, satellite and telecom operators. Jupiter Telecommunication’s principal shareholder is LGI/Sumisho Super Media and is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp

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Certain statements in this news release may constitute “forward-looking statements,” which involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Jupiter Telecommunications Co., Ltd. and any of its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.